EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contacts:	Tad Hutcheson
May 23, 2007		678.254.7442
		tad.hutcheson@airtran.com

		Judy Graham-Weaver
		678.254.7448
		judy.graham-weaver@airtran.com

AIRTRAN AIRWAYS ORDERS 15 NEW BOEING 737 AIRCRAFT

ORLANDO, Fla. (May 23, 2007) — AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE: AAI), today announced that the airline has ordered 15 new Boeing (NYSE: BA) 737-700 series aircraft, delivery of which is scheduled to take place in 2011 and 2012. The airline currently operates 132 aircraft, 45 of which are Boeing 737-700 series aircraft and 87 of which are Boeing 717-200 aircraft, comprising America's youngest all-Boeing fleet. Including this announcement, AirTran has ordered a total of 115 Boeing 737-700s.

“AirTran Airways is committed to our long-range growth plan, and this order will provide the needed aircraft that will allow the airline to move forward with our strategic expansion while maintaining our business model of providing affordable, high-quality air travel through 2012,” commented Joe Leonard, AirTran Airways’ chairman and chief executive officer. “We continue to add new markets, new routes, and new planes, much to the delight of our loyal customers.”

“AirTran Airways is proud to maintain our long-standing partnership with The Boeing Company for the benefit of our Crew Members and customers. The fuel-efficient, environmentally-friendly Boeing 737 is a proven, reliable cost-efficient aircraft,” Leonard added.

“Orders from successful airlines, such as AirTran Airways, reaffirm the continued strong market support for the Next Generation 737 and its superior economics compared to similar aircraft of its type,” said Ray Conner, Vice President, Sales, Boeing Commercial Airplanes.

The Boeing 737 is the world’s most popular jet aircraft. AirTran Airways’ Boeing 737 seats 137 passengers and is equipped with premium Recaro seats in the airline’s signature two-by-two award-winning Business Class (12 seats) and coach seats (125 seats), with free XM Satellite Radio. Similar to the Boeing 717, the Boeing 737 features EasyFit overhead bins with plenty of storage space for passengers’ carry-on bags.

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AirTran Airways, a Fortune 1000 company and one of America's largest low-fare airlines with more than 8,600 friendly, professional Crew Members, operates more than 700 daily flights to 56 destinations. The airline's hub is at Hartsfield-Jackson Atlanta International Airport, where it is the second largest carrier. For reservations or more information, visit airtran.com (America Online Keyword: AirTran).

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